                                                                     EXHIBIT 4.2


                               DATED MARCH 19, 2003

                   (1) TELESYSTEM INTERNATIONAL WIRELESS INC.

                                     - AND -

             (2) TELESYSTEM INTERNATIONAL WIRELESS CORPORATION N.V.

                                     - AND -

                               (3) CLEARWAVE N.V.

                                     - AND -

                           (4) CLEARWAVE HOLDINGS B.V.

                                     - AND -

                             (5) EEIF MELVILLE B.V.



--------------------------------------------------------------------------------

                                    EXIT DEED

--------------------------------------------------------------------------------

                             GIBSON, DUNN & CRUTCHER
                                   ----------
                    A MULTINATIONAL PARTNERSHIP OF SOLICITORS
                         AND REGISTERED FOREIGN LAWYERS
                                   ----------
                                 Telephone House
                       2-4 Temple Avenue, London EC4Y 0HB
                       020 7071 4000    020 7071 4244 Fax
                     Ref: EMP-Exit Deed/File no. 26449/00003

                                    CONTENTS

CLAUSE   SUBJECT MATTER                                                    PAGE
------   --------------                                                   ------

 1.      INTERPRETATION ...................................................  1

 2.      TAG ALONG RIGHTS ON CLEARWAVE TOTAL SALE .........................  7

 3.      TAG ALONG RIGHTS ON CLEARWAVE PARTIAL SALE .......................  9

 4.      DRAG ALONG RIGHTS ON CLEARWAVE TOTAL SALE ........................ 11

 5.      CONSULTATION IN RELATION TO CLEARWAVE TOTAL OR PARTIAL SALE .....  12

 6.      TAG ALONG OR DRAG ALONG UPON A PUBLIC SALE OF CLEARWAVE .........  12

 7.      LONG STOP POSITION ..............................................  14

 8.      ISSUE OF SHARES .................................................  15

 9.      AFFILIATES ......................................................  15

10.      TERMINATION .....................................................  15

11.      NON APPLICABILITY ...............................................  16

12.      TRANSFERS OF SHARES IN MOBIFON ..................................  16

13.      VALUATION .......................................................  17

14.      MISCELLANEOUS ...................................................  17

15.      NOTICES .........................................................  18

16.      ARBITRATION .....................................................  18

SCHEDULE 1 ...............................................................  20

Examples .................................................................  20

SCHEDULE 2 ...............................................................  24

Terms of MobiFon Tag-Along and Drag-Along Rights .........................  24

SCHEDULE 3 ...............................................................  29

Disclosure of Options ....................................................  29

SCHEDULE 4 ...............................................................  30

Addresses for Notice .....................................................  30

SCHEDULE 5 ...............................................................  32

Form of Control Confirmation Certificate .................................  32

                                        i

                                    EXIT DEED

DATE: MARCH 19, 2003

PARTIES:

(1) TELESYSTEM INTERNATIONAL WIRELESS INC., a company incorporated and existing under the laws of Canada and having its head office and principal place of business at 1000 de la Gauchetiere Street West, 16th Floor, Montreal, Quebec, H3B 4WS, Canada ("TIWI");

(2) TELESYSTEM INTERNATIONAL WIRELESS CORPORATION N.V., a public limited liability company organised and existing under the laws of The Netherlands and having its registered office at World Trade Centre, Strawinskylaan 707, Amsterdam 1077XX, The Netherlands ("TIWC");

(3) CLEARWAVE N.V., (previously TIW Eastern Europe N.V.) a public limited liability organised and existing under the laws of The Netherlands and having its registered office at World Trade Centre, Strawinskylaan 707, Amsterdam 1077XX, The Netherlands ("CLEARWAVE");

(4) CLEARWAVE HOLDINGS B.V., a company organised and existing under the laws of The Netherlands, having its registered office at World Trade Centre, Strawinskylaan 707, Amsterdam 1077XX, The Netherlands ("CLEARWAVE HOLDINGS"); and

(5) EEIF MELVILLE B.V., a limited liability company organised and existing under the laws of The Netherlands and having its seat at Professor J H Bavincklaan 7, 1183 AT Amstelveen, The Netherlands ("EEIF").


IT IS AGREED AS A DEED as follows:

1.    INTERPRETATION

1.1   In this Agreement:

      Term                      Definition

      "AFFILIATE"               of a Person means another Person that directly
                                or indirectly Controls is Controlled by or is under common Control with, such Person;

      "APPRAISED VALUE"         means the fair market value established in
                                accordance with Section 13;

      "BUSINESS DAY"            means any day, other than Saturday, Sunday or
                                any statutory holiday in The Netherlands, Romania, London, England or Montreal, Canada;

      "CAPITAL PERCENTAGE"      is as defined in section 3.4 hereof;

      "CASH EQUIVALENT"         shall mean the sum certified by the independent
                                evaluator pursuant to section 13 as being in their opinion the monetary value of the Marketable Securities being offered as the consideration at that time;

      "CHANGE OF CONTROL"       shall have occurred where, as a result of, or in
                                the context of, a particular sale of securities in CLEARWAVE, either (A) the TIW Group shall, either independently or pursuant to an agreement with other shareholders of CLEARWAVE, no longer directly or indirectly possess either (i) the power, by contract or otherwise, to appoint or remove a majority of the members of the relevant board (and for this purpose the relevant board shall be the management board, supervisory board or other board of CLEARWAVE that has the power and authority to appoint and remove senior management of CLEARWAVE and to independently direct or cause the direction of management and policies of CLEARWAVE), or (ii) the ownership of more than 50% (fifty per cent) of the outstanding voting securities of CLEARWAVE; or
                                (B) the TIW Group's direct and indirect interest in CLEARWAVE falls to below 50 % plus one of the issued and outstanding equity securities of CLEARWAVE.

      "CLEAR WAVE INVESTEE %"   is as defined in sections 2.3.2 and 3.4 hereof;

      "CLEARWAVE PARTIAL SALE"  is as defined in section 3.1 hereof;

      "CLEARWAVE'S %"           is as defined in section 2.3.2 hereof;

      "CLEARWAVE TOTAL SALE"    is as defined in section 2.1 hereof;

      "CONTROL"                 means the possession, directly or indirectly, of
                                either (i) the power to direct or cause the direction of management and policies of a Person, or (ii) the power to appoint or remove a majority of the directors or supervisory or management board members or directors of a Person by contract or otherwise, or (iii) the ownership of more than 50% (fifty per cent) of the outstanding voting securities of another
                                Person;

      "CONTROL CONFIRMATION"    means a certificate, duly executed by the chief
                                legal officer of TIWI and the chief executive officer or the chief financial officer of TIWI, in the form of Schedule 5 and accompanied by such relevant documentation as set out in such certificate, to the effect that following a CLEARWAVE Partial Sale, either (A) the TIW Group will maintain Control over CLEARWAVE either independently or pursuant to an enforceable agreement with other shareholders of CLEARWAVE and, for this purpose, "Control" means the direct or indirect possession of either (i) the power, by contract or otherwise, to appoint or remove a majority of the members of the relevant board (and for this purpose the relevant board shall be the management board, supervisory board or other board of CLEARWAVE that has the power and authority to appoint and remove senior management of CLEARWAVE and to independently direct or cause the direction of management and policies of CLEARWAVE), or (ii) the ownership of more than 50% (fifty per cent) of the outstanding voting securities of CLEARWAVE; or
                                (B) a Change of Control of CLEARWAVE has occurred;

      "CONTRACT OF ASSOCIATION" means the contract of association of MobiFon, as amended from time to time;

      "CZECH HOLDCO"            means TIW Czech N.V., a public limited company
                                organised and existing under the laws of The
                                Netherlands and having its registered seat at Rotterdam, The Netherlands;

      "ENCUMBRANCE"             means a mortgage, charge, pledge, lien, option,
                                usufruct, restriction, right of first refusal or pre-emption, third Party right or interest, other encumbrance or security interest of any kind, or another type of preferential arrangement having similar effect;

      "EXCHANGED SHARES"        is as defined in section 6.2.2;

      "EXIT AGREEMENT"          means the Amended and Restated Exit Agreement
                                dated 3 May 2001 (as amended or restated from time to time) between TIWC, Clearwave, ROMGSM
                                Holdings Limited and others;

      "INVESTEE COMPANY"        is as defined in section 2.3.2;

      "INVESTORS"               is as defined in the Exit Agreement and ROMGSM
                                Holdings Limited;

      "IPO" means an initial public flotation of equity shares of the relevant corporation under applicable securities legislation or the stock exchange requirements of any Major Stock Exchange, where the market value of the securities to be sold of the relevant corporation would be no less than $100,000,000 (US Dollars one hundred million);

      "IRR" shall mean the annual rate of discount which equates the value of the cash outflows associated with the aggregate purchase price with the value of the total sum of cash inflows accruing from it, expressed as a percentage;

      "LOAN AGREEMENTS"         means the loan facility agreements entered into
                                between MobiFon and the Senior Lenders, all dated 27 August 2002, as well as the working capital facility agreements entered into between MobiFon and ABN AMRO Bank (Romania) S.A., dated
                                19 February 1999, and MobiFon and Citibank, dated 25 March 1999;

      "MAJOR STOCK EXCHANGE"    means a US National Stock Exchange, NASDAQ,
                                EASDAQ, the stock exchanges of Toronto,
                                Frankfurt, Amsterdam, London or New York or any other recognised investment exchange (as defined in section 285 of the Financial Services and Markets Act 2000 of England);

      "MARKETABLE SECURITIES"   means marketable securities quoted or listed for
                                trading on a Major Stock Exchange that are subject to no greater restriction on transfer or "tradeability" (or registrability) than those imposed on TIW Group or other like institutional shareholders;

      "MERGER" means a merger or reorganisation of the relevant corporation with another unconnected corporation (the "MERGER CORPORATION") whereupon the shareholders of the relevant corporation receive cash or Marketable Securities of the Merger Corporation;

      "MOBIFON"                 means MobiFon S.A., a joint stock company,
                                existing and organised in accordance with the laws of Romania;

      "MOBIFON SHARES"          means issued and outstanding shares in MobiFon;

      "NUMBER OF QUALIFYING
      MOBIFON SHARES"           is defined in section 3.3.2 hereof;

      "OBLIGORS"                means TIWI, TIWC, CLEARWAVE and CLEARWAVE
                                HOLDINGS;

      "OUTSTANDING
      SHARE NUMBER"             is as defined in section 2.3.2 hereof;

      "PARTIES"                 means each of the Obligors and EEIF;

      "PERSON" means any individual, any entity which is recognised as having legal personality under the laws of a relevant jurisdiction and any grouping of individuals and/or such entities which, as a grouping, has a distinct legal identity under applicable law;

      "PROPORTIONATE APPRAISED
      VALUE"                    is as defined in section 2.3.2 hereof;

      "PURCHASER"               is defined in Section 2.1 hereof;

      "PUBLIC SALE"             means either (i) an IPO of CLEARWAVE where the
                                market value of the Marketable Securities of CLEARWAVE to be sold under the IPO would be no less than $100,000,000 (US Dollars one hundred million) or (ii) a Merger of CLEARWAVE where the market value of the Marketable Securities of the Merger Corporation after the Merger is at least
                                $100,000,000 (US Dollar one hundred million)
                                (without taking into account the Exchanged
                                Shares or any Marketable Securities of the Merger Corporation owned by the TIW Group or by any controlling shareholders of the Merger
                                Corporation);

      "PUBLIC SALE
      CONSIDERATION"            means the Marketable Securities issued by
                                CLEARWAVE upon an IPO or the cash paid and Marketable Securities issued by the Merger
                                Corporation upon a Merger;

      "PUBLIC SALE TOTAL PRICE" is as defined in section 6.2.2(b) hereof;

      "PUBLIC SALE OFFER"       is as defined in section 6.1 hereof;

      "QUALIFYING MOBIFON
      SHARE"                    means a share in MobiFon owned by EEIF;

      "RELEVANT PERCENTAGE"     is as defined in section 2.3.2 hereof;

      "RELEVANT VALUE"          is as defined in sections 2.3.2, 3.4 and 6.2
                                hereof;

      "SENIOR LENDERS"          means the European Bank for Reconstruction and
                                Development, Nordic Investment Bank and Export
                                Development Canada;

      "SHAREHOLDERS' AGREEMENT" means the Shareholders' Agreement dated 3
                                December 1999 between the Investors as therein defined, CLEARWAVE and Czech Holdco (as amended from time to time);

      "SHAREHOLDERS'
      RESOLUTION"               means the resolution of the shareholders of the
                                Corporation scheduled to the Shareholders
                                Agreement as Schedule 5.4;

      "SHARE SUBSCRIPTION
      AGREEMENT"                means the Amended and Restated Share
                                Subscription Agreement dated 2 December 1999 between the Investors as therein defined, AIG
                                Emerging Europe Infrastructure Fund LP,
                                CLEARWAVE, Czech HoldCo and TIWC (as amended and/or restated from time to time);

      "SOLD %"                  is as defined in section 3.3.2 hereof;

      "SPA" means the share purchase agreement dated 18 December 2002 between the Obligors and Cablecom Limited which provides for the purchase by Cablecom Limited of the Qualifying MobiFon Shares;

      "TIW GROUP"               means TIWI and its Affiliates from time to time;

      "TIW GROUP %"             is as defined in section 3.4 hereof.

1.2   Schedules 1 to 5 are hereby incorporated by reference.

1.3 The inclusion of headings and a table of contents in this Agreement are for convenience of reference only and shall not affect the construction or interpretation hereof.

1.4 In this Agreement, unless the context otherwise requires, words importing the singular include the plural and vice versa and words importing gender include all genders.

1.5 The Parties shall endeavour in good faith negotiations to modify any invalid, illegal or unenforceable provision of this Agreement to the extent necessary to make such provision valid, legal and enforceable. Each of the Parties hereto agrees that it shall not allege the invalidity, illegality or unenforceability of this Agreement, or any one or more of the provisions contained herein.

1.6 Except as expressly provided in this Agreement, no amendment, waiver or termination of this Agreement shall be binding unless executed in writing by the Party to be bound thereby.

1.7 No waiver of any provision of this Agreement shall constitute a waiver of any other provision nor shall any such waiver constitute a continuing waiver unless otherwise expressly provided.

1.8 This Agreement shall be governed by and construed in accordance with the laws of England.

1.9 A reference to a company or other legal entity shall be construed so as to include any legal entity or entities into which such company may during the continuance of this Agreement be merged by means of a statutory merger (jurisdische fusie) or into which it may be split up or demerged, by means of a statutory split up or demerger;

1.10  In this Agreement, a reference to:

      1.10.1 a document is a reference to that document as modified from time to time;

      1.10.2 a person includes a reference to a government, state, state agency, corporation, body corporate (rechtspersoon), an unincorporated association or partnership;

      1.10.3 a section or schedule, unless the context otherwise requires, is a reference to a section of or schedule to this Agreement;

      1.10.4 ownership of shares includes owning shares both directly or through nominees.

1.11 In this Agreement, whenever an obligation is expressed to be given or undertaken by the Obligors, it shall be given or undertaken by them jointly and severally.

2.    TAG ALONG RIGHTS ON CLEARWAVE TOTAL SALE

2.1 This section 2, as well as sections 4 and 5, shall apply in the event that the TIW Group wishes to sell, in one or a series of related transactions, all the CLEARWAVE Shares owned by the members of the TIW Group to an unconnected third party or parties (the "PURCHASER") in a bona fide arms' length transaction for cash or Marketable Securities (a "CLEARWAVE Total Sale").

2.2 The TIW Group shall ensure that no CLEARWAVE Total Sale shall take place unless either:

      2.2.1   EEIF has agreed in writing; or

      2.2.2 CLEARWAVE or the Purchaser has made a legally binding offer to buy all the Qualifying MobiFon Shares on the terms set out in section
              2.3 below and the offer closes and is completed with respect to each such accepted offer simultaneously with the CLEARWAVE Total Sale, unless failure to complete is the fault of EEIF.

2.3 The terms of the offer by CLEARWAVE or the Purchaser hereunder shall be as close as reasonably practicable to the terms of the CLEARWAVE Total Sale (mutatis mutandis) except as follows:

      2.3.1 the offer shall be open for acceptance for not less than 15 Business Days;

      2.3.2 the consideration for each Qualifying MobiFon Share shall be "c" which is calculated as follows:

                   Relevant Value
              c = ---------------- (divided by) Outstanding Share Number
                    CLEARWAVE's %
              where:

              For the purposes hereof, it is assumed that the outstanding Class A, Class B and Class C Shares of Czech HoldCo shall have been converted into Common Shares of Czech HoldCo in accordance with the Shareholders' Resolution and the terms as used in the foregoing formula have the following meaning:

              "APPRAISED VALUE" means the value, as determined in accordance with section 13 hereof;

              "CLEARWAVE'S %" is CLEARWAVE's Investee % in relation to MobiFon;

              "CLEARWAVE'S INVESTEE %" is the percentage that the equity interest CLEARWAVE owns in each Investee Company on a fully diluted basis (taking into account, without limitation, in the case of Czech Holdco, the potential or actual dilutive effect of the Shareholders' Resolution) is of the aggregate equity of the relevant Investee Company;

              "INVESTEE COMPANY" means each company or body corporate in which CLEARWAVE has an equity interest at the time;

              "OUTSTANDING SHARE NUMBER" means the number of shares issued and outstanding of MobiFon, excluding any shares of MobiFon held by such corporation in its own capital;

              "RELEVANT VALUE" equals the total consideration payable by the Purchaser for CLEARWAVE on a CLEARWAVE Total Sale multiplied by the Relevant Percentage;

              "RELEVANT PERCENTAGE" is the percentage that the Proportional Appraised Value for an Investee Company is of the aggregate Proportional Appraised Value of all Investee Companies;

              "PROPORTIONAL APPRAISED VALUE" is, for each Investee Company, the Appraised Value of its entire issued and outstanding share capital multiplied by CLEARWAVE's Investee %;

      2.3.3 the sole obligation of EEIF shall be to transfer good title to its Qualifying MobiFon Shares free from Encumbrance (except as pursuant to the Contract of Association and the Loan Agreements) and no other warranties shall be required to be given.

      2.3.4 the consideration will be payable in cash or Marketable Securities or a combination of both or with the ability to choose between both on the same basis as is the consideration payable to the members of the TIW Group. If the consideration is Marketable Securities, they will be of the same nature as those issued to members of the TIW Group and subject to no greater restrictions and the provisions of section 6.4 will apply mutatis mutandis to such Marketable Securities.

      2.3.5 insofar as it relates to Qualifying MobiFon Shares, the provisions of section 12 will apply.

2.4 The failure of EEIF to accept, or to accept within the relevant time frame, an offer made in accordance with section 2.2 will not prevent a CLEARWAVE Total Sale.

2.5   A worked example of the formula in section 2.3 is set out in Part 1 of
      Schedule 1 for illustration purposes only.

2.6 If the Appraised Value of any Investee Company is negative, then in calculating the "Relevant Value", the total consideration payable by the Purchaser for CLEARWAVE will be deemed to be increased by the extent to which the Proportional Appraised Value of such Investee Company is less than zero and the Proportional Appraised Value of such Investee Company shall be deemed to be zero for the purposes of determining the Relevant Percentage. A worked example of this calculation is set out in Part 2 of
      Schedule 1 for illustration purposes only.

3.    TAG ALONG RIGHTS ON CLEARWAVE PARTIAL SALE

3.1 The provisions of sections 3 to 5 (inclusive) shall apply if a member or members of the TIW Group wishes to sell, in one or a series of related transactions, some but not all of the shares of CLEARWAVE owned by the members of the TIW Group to an unconnected third party or parties (the "Partial Purchaser") in a bona fide arms length transaction for cash or Marketable Securities (a "CLEARWAVE Partial Sale").

3.2 Upon notifying EEIF that a CLEARWAVE Partial Sale may occur and, in all events before any CLEARWAVE Partial Sale has occurred, the TIW Group shall deliver to EEIF a Control Confirmation. The TIW Group shall, however, be released from its obligation to deliver further Control Confirmations for any CLEARWAVE Partial Sale after such time as the TIW Group has confirmed, in one or more previous Control Confirmation(s), that Changes of Control have occurred by reason of the events set forth in both (A) and (B) of the definition of "Change of Control" in this Agreement. The TIW Group shall ensure that no CLEARWAVE Partial Sale shall take place unless either:

      3.2.1   EEIF has consented to such sale in writing, or

      3.2.2 CLEARWAVE or the Partial Purchaser has made a legally binding offer (the "Partial Sale Offer") to buy such number of Qualifying MobiFon Shares on the terms set out herein and the Partial Sale Offer closes and is completed with respect to each such accepted offer simultaneously with the CLEARWAVE Partial Sale, unless failure to complete is the fault of EEIF; or

      3.2.3 following such CLEARWAVE Partial Sale the TIW Group will own more than 50% of the equity shares of CLEARWAVE and there will be no Change of Control.

3.3 In the event of a Partial Sale Offer, EEIF shall have the right, for a period of 10 days from the date that it receives the Partial Sale Offer and a Control Confirmation (where applicable):

      3.3.1 if and when the Control Confirmation confirms that a Change of Control has occurred, to sell all its Qualifying MobiFon Shares in accordance with a Partial Sale Offer and the consideration shall be calculated in accordance with section 3.4; or

      3.3.2 whether or not the Control Confirmation is delivered, or, if delivered, whether or not it confirms that a Change of Control has occurred, to sell part of its Qualifying MobiFon Shares in accordance with a Partial Sale Offer and the consideration shall be calculated in accordance with section 3.4 except that:

              the offer to be made under this section 3 to EEIF shall be in respect of such number of Qualifying MobiFon Shares as is equal to "n" which is calculated as follows:

              n = Sold % x Number of Qualifying MobiFon Shares

              where:

              "NUMBER OF QUALIFYING MOBIFON SHARES" is the number of the outstanding Qualifying MobiFon Shares that EEIF owns at the relevant time; and

              "SOLD %" is the percentage that the number of CLEARWAVE shares purchased in the CLEARWAVE Partial Sale is of the total outstanding shares of CLEARWAVE then owned by the TIW Group;

      and sections 2.3.1, 2.3.3, 2.3.4, 2.3.5, 2.4 and 2.6 shall apply mutatis mutandis to such Partial Sale Offer.

3.4 For the purposes of section 3.3, the consideration for each Qualifying MobiFon Share, shall be "c" which is calculated as follows:

           Relevant Value
      c = -------------- x Capital Percentage (divided by) Number of Qualifying CLEARWAVE's %

      MobiFon Shares

      where:

      "APPRAISED VALUE" means the value, as determined in accordance with section 13 hereof;

      "CAPITAL PERCENTAGE" means the percentage that the Qualifying MobiFon Shares is of the aggregate equity of MobiFon on a fully diluted basis;

      "CLEARWAVE'S %" is CLEARWAVE's Investee % in relation to MobiFon;

      "CLEARWAVE'S INVESTEE %" is the percentage that the equity interest that CLEARWAVE owns in each Investee Company on a fully diluted basis is of the aggregate equity of the relevant Investee Company;

      "INVESTEE COMPANY" means each company or body corporate in which CLEARWAVE has an equity interest at the time;

      "RELEVANT VALUE" is (i) the total consideration payable by the Purchaser for the equity of CLEARWAVE being sold by the TIW Group on the CLEARWAVE Partial Sale, divided by the TIW Group % (ii) multiplied by the Relevant Percentage;

      "RELEVANT PERCENTAGE" is the percentage that the Proportional Appraised Value for an Investee Company is of the aggregate Proportional Appraised Value of all Investee Companies;

      "PROPORTIONAL APPRAISED VALUE" is, for each Investee Company, the Appraised Value of its entire issued and outstanding share capital multiplied by CLEARWAVE's Investee %;

      "TIW GROUP %" is the percentage that the equity being sold by the TIW Group on the CLEARWAVE Partial Sale represents of the aggregate equity of CLEARWAVE.

3.5 For the avoidance of doubt, in relation to Czech HoldCo (and any other Investee Company where equity value is calculated by reference is paid in capital) any calculation of percentage equity interest shall mean the percentage that the paid-in capital (including any share premium) attributable to the shares of the relevant class or series of such Investee Company held by CLEARWAVE is of the aggregate paid-in capital (including any share premium) of such Investee Company.

3.6 For the purposes hereof, it is assumed that the outstanding Class A, Class B and Class C Shares of Czech HoldCo shall not have been converted into Common Shares in accordance with the Shareholders Resolution.

3.7   A worked example of the formula in section 3.4, is set out in Part 3 of
      Schedule 1 for illustration purposes only.

3.8 Notwithstanding section 3.2 above, in the event that the TIW Group regains Control of CLEARWAVE, the provisions of sections 3.3 and 3.4 shall apply to any subsequent CLEARWAVE Partial Sale.

4.    DRAG ALONG RIGHTS ON CLEARWAVE TOTAL SALE

4.1 In the circumstances described in section 2, but subject to section 4.2 below, the TIW Group may require EEIF to accept the offer to be made for its Qualifying MobiFon Shares under section 2.2 (the "Drag Along Offer") and to complete the sale of such shares under the Drag Along Offer (provided CLEARWAVE and the Purchaser, as the case may be, are ready and able to comply with their obligations under any such offer and the TIW Group simultaneously completes the sale to which section 2 refers).

4.2 The requirement of EEIF to accept the offer as provided in section 4.1 is subject to the Drag Along Offer providing for a consideration in cash or Cash Equivalent in Marketable Securities of the greater of:

      4.2.1   $48,000,000 (US Dollars forty-eight million); and

      4.2.2 an amount in US Dollars which will generate an IRR of 20% on the initial investment amounts (being the aggregate purchase price paid by EEIF for its Qualifying MobiFon Shares under clauses 4.1 and 4.2 of the SPA) from the date of disbursement of such initial investment amounts to the date that the sale of such Qualifying MobiFon Shares is to be completed in accordance with the terms of the Drag Along Offer, taking account of all dividends or other distributions received by EEIF (net of withholding taxes) during such period in respect of such Qualifying MobiFon Shares.

4.3 For the avoidance of doubt the provisions of section 2.3 shall apply to the terms of the Drag Along Offer.

5.    CONSULTATION IN RELATION TO CLEARWAVE TOTAL OR PARTIAL SALE

5.1 The Obligors agree that should the TIW Group wish to make a CLEARWAVE Total Sale or a CLEARWAVE Partial Sale, they shall inform in advance EEIF of this intention and consult with EEIF. TIWC and EEIF shall during such consultation seek in good faith to agree on the key terms of any such sale (including without limitation a range of acceptable prices but subject, in any event, to section 2.3.3). If such agreement is reached within 14 days then EEIF agrees that TIWC shall take the leadership in marketing (in consultation with EEIF) the sale of the shares in CLEARWAVE held by the TIW Group together with the Qualifying MobiFon Shares as one block only and provided that neither TIWC nor EEIF is authorised to incur any obligation on behalf of the other Party and no Party acting reasonably, shall be obliged to enter into any agreement without its consent (subject as provided in section 4). In the event that EEIF decides not to sell its Qualifying MobiFon Shares as a block with those of the TIW Group, then TIWC shall be allowed to proceed alone in the marketing and selling of its shares in CLEARWAVE, subject to rights granted to EEIF under section 2 and 3 above and rights granted to TIWC under section 4 above.

6.    TAG ALONG OR DRAG ALONG UPON A PUBLIC SALE OF CLEARWAVE

6.1 In the event of a Public Sale, CLEARWAVE shall (and the Obligors other than CLEARWAVE shall ensure that CLEARWAVE shall) make a binding and unconditional offer (such offer to be made in accordance with section 2.3, which shall apply mutatis mutandis) to exchange each Qualifying Share at the same time as the completion of the Public Sale for a Public Sale Consideration having an aggregate value equal to the value of each such Qualifying Share, as determined in accordance with section 6.2 ("PUBLIC SALE OFFER").

6.2 The value of the Marketable Securities issued by CLEARWAVE upon an IPO will be deemed to be the price per share at which such Marketable Securities are offered pursuant to a prospectus registration statement or similar document. The value of the Marketable Securities issued by the Merger Corporation will be their market value as used in determining the value of the Public Sale Consideration. The value of the Qualifying MobiFon Shares shall be determined in accordance with the provisions of section 2.3 which will apply mutatis mutandis to an offer to be made under section 6.1 except that:

      6.2.1 the definition of "Relevant Value" will be deemed to be the following:

              "RELEVANT VALUE" is Public Sale Total Price multiplied by the Relevant Percentage; and

      6.2.2   the following definitions will be deemed to be included:

              "PUBLIC SALE TOTAL PRICE" is the value of the Public Sale Consideration per CLEARWAVE share multiplied by the number of shares of CLEARWAVE outstanding at the time of the Public Sale on a fully diluted basis excluding any new shares issued as part of the Public Sale and including, in the case of an IPO, any CLEARWAVE Shares issued under this section 6 ("EXCHANGED SHARES").

6.3 TIWC or CLEARWAVE may require EEIF to accept the Public Sale Offer and to complete the exchange of such shares under such offer at the same time as the completion of the Public Sale (provided CLEARWAVE or the Merger Corporation as appropriate is ready and able to comply with its obligations under any such offer).

6.4 The requirement of EEIF to accept the Public Sale Offer and to complete the exchange of its Qualifying MobiFon Shares under such offer at the same time as the completion of the Public Sale is subject to the Public Sale Consideration paid to EEIF having an aggregate value of the greater of:

      6.4.1   $48,000,000 (US Dollars forty-eight million); and

      6.4.2 an amount in US Dollars which will generate an IRR of 20% on the initial investment amounts (being the aggregate purchase price paid by EEIF for its Qualifying MobiFon Shares under clauses 4.1 and 4.2 of the SPA) from the date of disbursement of such initial investment amounts to the date that the sale of such Qualifying MobiFon Shares is to be completed in accordance with the terms of the Drag Along Offer, taking account of all dividends or other distributions received by EEIF (net of withholding tax) during such period in respect of such Qualifying MobiFon Shares.

6.5 The Obligors shall procure that EEIF shall have rights in relation to the Exchanged Shares substantially the same (mutatis mutandis) as those set out in section 13.2 to 13.7 of the Shareholders' Agreement (as if references to Registerable Securities were references to Exchanged Shares).

6.6 The Obligors undertake to EEIF that any Merger will be on arms' length terms.

6.7 In the event of a dispute as to the market value of the Marketable Securities in relation to a Merger, it will be referred to an independent evaluator and the provisions of section 13 will apply mutatis mutandis.

7.    LONG STOP POSITION


7.1 The provisions of this section 7 apply if there has not been an IPO of MobiFon by 1 October 2004.

7.2 In the event there has been no IPO of MobiFon by 1 October 2004, upon written request by EEIF made to TIWC not earlier than 1 October 2004, and not later than 31 October 2004, TIWC or CLEARWAVE (at TIWC's option) shall promptly make a legally binding offer to buy all the Qualifying MobiFon Shares owned by EEIF on the terms set out in this section 7.

7.3   The terms of an offer under this section 7 shall be as follows:

      7.3.1   the offer shall be open for acceptance for not less than 30 days;

      7.3.2 the consideration for each Qualifying MobiFon Share shall be its value determined in accordance with section 13 and shall be payable, at the offeror's option, in cash or Marketable Securities of TIWI ("TIWI Consideration Shares"), valued in accordance with section 7.3.4 and issued in accordance with section 8;

      7.3.3 the sole obligation of EEIF shall be to transfer good title to its Qualifying MobiFon Shares free from Encumbrance (except pursuant to the Contract of Association and the Loan Agreements) and no other warranties shall be required to be given;

      7.3.4 the value of each TIWI Consideration Share will be deemed to be the weighted average trading price for such security of TIWI on a Major Stock Exchange during the 20 trading days ended on the day of such written request.

7.4 In the event that an offer has been made to EEIF under section 7.2, TIWC or CLEARWAVE (as the case may be) may require EEIF to accept such offer and to complete the sale of its Qualifying MobiFon Shares (provided that TIWC or CLEARWAVE, as the case may be, is ready and able to comply with its obligations under any such offer).

7.5 The requirement of EEIF to accept the offer referred to in section 7.4 and to complete the sale or exchange (as the case may be) of its Qualifying MobiFon Shares under such offer is subject to the consideration (cash or TIWI Consideration Shares) paid to EEIF having an aggregate value of the greater of:

      7.5.1   $48,000,000 (US Dollars forty-eight million); and

      7.5.2 an amount in US Dollars which will generate an IRR of 20% on the initial investment amounts (being the aggregate purchase price paid by EEIF for its Qualifying MobiFon Shares under clauses 4.1 and 4.2 of the SPA) from the date of disbursement of such investment amounts to the date that the sale of such Qualifying MobiFon Shares is to be completed in accordance with the terms of offer referred to in section 7.4 above, taking account of all dividends or other distributions received by EEIF (net of withholding tax) during such period in respect of such Qualifying MobiFon Shares.

7.6 The Obligors will procure that EEIF shall have rights in relation to the TIWI Consideration Shares substantially the same (mutatis mutandis) as those set out in section 13.2 to 13.7 of the Shareholders' Agreement (as if references to Registerable Securities were references to TIWI Consideration Shares).

8.    ISSUE OF SHARES

8.1 In the event that any shares are to be issued pursuant to this Agreement such shares shall be issued fully paid up, non-assessable, and free of Encumbrance and in accordance with all requirements of relevant law and, where appropriate, share certificates in respect thereof shall be promptly given to the relevant allottees and such shares shall where relevant, be fully tradeable on the relevant Major Stock Exchange without the filing of a registration statement or prospectus.

9.    AFFILIATES

9.1 The Obligors shall procure that all members of the TIW Group comply with the terms of this Agreement as if named herein as TIWC.

9.2 The Obligors will procure that, at any time, all shares owned by the TIW Group in MobiFon are owned by only one member of the TIW Group (the "TIW Holding Vehicle") or a wholly owned subsidiary of such TIW Holding Vehicle.

9.3 In the event that the TIW Holding Vehicle ceases to be CLEARWAVE or its wholly owned subsidiary, the Obligors will promptly notify EEIF. In such circumstances, EEIF may from time to time give notice to TIWC to the effect that the provisions of this Agreement shall apply to any such TIW Holding Vehicle named in such notice as if it were CLEARWAVE and the definitions of CLEARWAVE Total Sale and CLEARWAVE Partial Sale shall be amended accordingly.

9.4 The Obligors will procure that there shall be no public sale or floatation of equity shares of CLEARWAVE HOLDINGS, without the prior written consent of EEIF.

9.5 The provisions of sections 2 to 5 shall apply mutatis mutandis to any sale of shares of CLEARWAVE HOLDINGS by CLEARWAVE.

9.6 The Obligors shall procure that, upon EEIF receiving any Exchanged Shares hereunder, no member of the TIW Group holding indebtedness of CLEARWAVE shall convert such indebtedness to securities of CLEARWAVE, unless such conversion is done on arms' length terms and at fair market value.

10.   TERMINATION

10.1  Without prejudice to any accrued rights and obligations:

      10.1.1 EEIF shall cease to have any rights or obligations under this Agreement upon an IPO of MobiFon;

      10.1.2 The provisions of section 2 to 5 (inclusive) and 7 shall cease to have effect upon an IPO of CLEARWAVE which amounts to a Public Sale.

11.   NON APPLICABILITY

11.1 For the avoidance of doubt, the provisions of section 3 shall not apply to any sale by the TIW Group if, following such sale, the TIW Group would continue to own 50.1% or more of the issued voting and equity shares of CLEARWAVE.

11.2 A reduction in the ownership by a member of the TIW Group of shares in CLEARWAVE as a result of any of the following shall not be treated as a sale of shares in CLEARWAVE for the purposes of sections 2 to 5 (inclusively):

      11.2.1 Dilution from successive capital calls or from the exercise of any option, existing on the date hereof and fairly disclosed to EEIF in Schedule 3;

      11.2.2 The bona fide conversion (on arms' length terms) into equity of any securities or debt instruments issued and outstanding at the date hereof;

      11.2.3 A transfer by a member of the TIW Group to another member of the TIW Group (so long as the transferee remains a member of the TIW Group); and

      11.2.4 The entering into by a member of the TIW Group of any pledge or other security interest by a bona fide creditor over the shares of CLEARWAVE owned by the TIW Group, provided that any sale by a creditor of shares of CLEARWAVE subject to such pledge or other security interest will be treated as a sale for the purposes of sections 2 to 5 inclusive.

12.   TRANSFERS OF SHARES IN MOBIFON

12.1 It is recognised that the transfer of MobiFon Shares is subject to restrictions imposed under the Contract of Association and statutes and law governing MobiFon and the ability of EEIF to sell or transfer such shares shall be subject to such restrictions.

12.2 Each of the Obligors and EEIF shall use all reasonable endeavours to procure that such restrictions are released in respect of the sale and/or transfer of MobiFon Shares pursuant to this Agreement.

12.3 In the event that any such restriction applies to any such sale or transfer:

      12.3.1 the terms of any offer for Qualifying MobiFon Shares shall be consistent with such restrictions (including without limitation the terms of a Transfer Notice as referred to in the Contract of Association);

      12.3.2 the terms of the offer shall permit the sale of the Qualifying MobiFon Shares to CLEARWAVE pursuant to this Agreement upon EEIF being entitled to sell such shares to CLEARWAVE free from such restrictions;

      12.3.3 the terms of any offer for MobiFon Qualifying MobiFon Shares shall also allow for delays in completing the sale of the Qualifying MobiFon Shares as a result of such restriction.

13.   VALUATION

13.1 The Appraised Value will be calculated by an independent evaluator in accordance with this section. The Parties agree to appoint the same evaluator as is appointed for the same purposes pursuant to the Exit Agreement.

13.2 The independent evaluator appointed pursuant to the Exit Agreement shall prepare a valuation of the fair market value of the entire issued share capital of the relevant companies, as at the end of a twenty (20) Business Day period from its appointment. The independent evaluator shall prepare and deliver the valuation and provide such to the Parties on or before the twentieth (20th) day following his or her appointment. In preparing the valuation the independent evaluator shall be guided by the following principles:

      13.2.1 the value of the entire issued and outstanding share capital of the relevant companies will be determined on the basis of a sale to a willing independent third Party purchaser, at a fair market value as a going concern, assuming such sale is conducted in an orderly manner (i.e. during the 3 (three) month period following the event giving rise to the valuation) with no discount for minority ownership or non liquidity of the shares;

      13.2.2 the independent evaluator shall consider, among other matters, the value of companies in comparable businesses whose securities are publicly traded;

      13.2.3 each of the Parties shall have an opportunity to meet with and express their views on the valuation to the independent evaluator; and

      13.2.4  the independent evaluator shall act as expert and not arbitrator.

13.3 The independent evaluator shall be formally appointed by Czech HoldCo and his fees paid by Czech HoldCo and if such appointment is unable to occur for any reason within a period of 30 days, EEIF shall be entitled to appoint the independent evaluator for the purposes of this Agreement and his fees shall be paid by CLEARWAVE.

13.4 The date of the valuation must be within 6 months of the CLEARWAVE Total Sale, CLEARWAVE Partial Sale or Public Sale, as the case may be. The valuation must be available to the Parties at the time of the relevant offer.

13.5 For the avoidance of doubt, the same independent evaluator should be used for all relevant calculations in relation to the same transaction.

14.   MISCELLANEOUS

14.1  The provision of section 7.1, 7.6, 7.8, 7.9, 7.10, 7.11, 7.12, 7.13, 7.14 and 7.15 of the Share Subscription Agreement shall apply mutatis mutandis to this Agreement.

14.2 If EEIF transfers any Qualifying MobiFon Shares, it shall transfer its rights and obligations under this Agreement insofar as they relate to such Qualifying MobiFon

      Shares to such transferee and shall procure that such transferee executes a deed of adherence in a form reasonably satisfactory to the other Parties in respect of such obligations. No consent of any Party shall be required for such transfer (other than as may be required under the terms of the Contract of Association). Subject thereto, a Party may not assign or transfer or purport to assign or transfer a right or obligation under this Agreement without the consent in writing of the other Parties (such consent not to be unreasonably withheld in the case of a transfer to an Affiliate or a related fund, in the case of EEIF, and provided that such transferee executes a deed of adherence in a form reasonably satisfactory to the other Parties).

14.3 This Agreement and any document referred to in this Agreement constitutes the entire agreement and supersedes any previous agreements between the Parties relating to the subject matter of this Agreement.

14.4 The Parties agree that the provisions of Schedule 2 (Terms of MobiFon Tag-Along and Drag Along Rights) shall be incorporated herein and shall apply and that the Obligors shall accept the liabilities and obligations thereunder.

14.5 No person who is not a Party to this Agreement shall have any right under the Contracts (Rights of Third Parties) Act 1999 to enforce any term of this Agreement.

14.6 The invalidity or unenforceability of any provision of this Agreement in any jurisdiction shall not affect the validity or enforceability of the remainder of this Agreement in that jurisdiction or the validity or enforceability of this Agreement, including that provision, in any other jurisdiction.

15.   NOTICES

15.1 Any notice or other communication permitted or required pursuant to this Agreement must be given in writing; any notice is validly given by the delivery thereof to its recipient, either personally, or by registered mail at the addresses set forth in Schedule 4 hereof.

15.2 Any notice or other communication given in the foregoing manner is deemed to have been received at the time of its delivery, if delivered in person, or on the fifth (5th) Business Day following its sending, if sent by mail; however, if the mail is interrupted by a strike, a slow-down, force majeure or any other cause, the Party sending the notice or other communication shall use the service that is not interrupted or shall deliver the said notice or other communication in a manner such that the notice or other communication shall be received as quickly as possible. Each Party may advise the other Party, in the foregoing manner, of any change of address for the giving of a notice or other communication.

16.   ARBITRATION

16.1 Each Party hereby expressly agrees that any dispute, controversy or claim arising out of or relating to this Agreement, or the breach, termination or invalidity hereof, shall be submitted to and finally resolved by arbitration in accordance with the UNCITRAL Arbitration Rules as in force and effect on the date of this Agreement (the "Rules"). There shall be three arbitrators and the appointing authority for the purposes of the

      Rules shall be the London Court of International Arbitration. Where the Rules do not provide for a particular situation, the arbitrators shall, in their absolute discretion, determine what course of action should be followed and the arbitrators' decision shall be final. The place of arbitration shall be London, England and the English language shall be used throughout the arbitral proceedings.

16.2 Each of the Parties represents and warrants to the other Parties that this Agreement and their obligations hereunder are commercial obligations, and confirm that they are not entitled to claim immunity from legal proceedings in an action brought for the enforcement of this Agreement.

16.3 The Parties acknowledge that damages alone may not be an adequate remedy for breach of this Agreement and, accordingly, without prejudice to any rights and remedies that a Party may have under this Agreement, a Party shall be entitled without proof of special damages to the remedies of injunction, specific performance and other equitable relief for any threatened or actual breach of this Agreement, and notwithstanding Section 16.1, the rights of the Parties referred to in this section 16.3 may be enforced by a Party in the courts of England or other relevant jurisdiction. For this purpose, each member of the TIW Group hereby irrevocably designates, appoints and empowers Law Debenture Corporate Services Limited at its registered office (being, on the date hereof, at 100 Wood Street, 5th Floor, London EC2V 7EX, England), to act as its authorised agent to receive service of process and any other legal summons in England for the purposes of any such action or proceeding, and EEIF hereby irrevocably designates, appoints and empowers Emerging Markets Partnership at its registered office (being, on the date hereof, at 43-45 Portman Square, London W1H 6LY, England), to act as its authorised agent to receive service of process and any other legal summons in England for the purposes of any such action or proceeding. Each of the Parties covenants and agrees that, so long as it has any obligation under this Agreement, it shall maintain a duly appointed agent to receive service of process and any other legal summons in any legal action or proceeding brought in England pursuant to section 16.3 of this Agreement and shall keep the other Parties advised of the identity and location of such agent.

16.4 In the event that a Party shall seek to initiate legal proceedings pursuant to section 16.1 in relation to any dispute, controversy or claim in respect of which similar legal proceedings have already been initiated pursuant to and by a party to the Exit Agreement, the Parties hereby agree that (i) they shall seek to have the action brought pursuant to this Agreement joined with such similar action pursuant to the Exit Agreement and, in so far as this may not be possible, (ii) to appoint the same arbitral tribunal in respect of the proceedings pursuant to this Agreement as that already appointed in respect of the similar proceedings under the Exit Agreement (in which event such arbitral tribunal shall have authority to consider and include in any proceeding, decision or award, any dispute properly brought before it by any of the parties to the Exit Agreement insofar as such dispute arises out of the Exit Agreement).

THIS AGREEMENT is executed as a deed by each of the Parties and delivered on the date first stated on page 1

                                   SCHEDULE 1

                                    EXAMPLES

BASE CASE:

CLEARWAVE has three Investee Companies - Czech HoldCo, MobiFon and Bulgaria Co.

Investee      CLEARWAVE's  FMV of        Outstanding   Number of     Number of
Company       Investee %   total equity  Number  of    Investor      Shares/
                                         Shares/       Shares Post   Paid-In
                                         Paid-In       Conversion    Capital of
                                         Capital post  pursuant to   Investors'
                                         conversion    Shareholders  Shares Pre
                                         pursuant to   Resolution    Conversion
                                         Shareholders
                                         Resolution
------------  ----------- -------------  ------------  ------------  ----------
Czech HoldCo  30% (post   700            600,000       420,000       300,000
              conversion)                shares/$250                 shares/$200
              20% (pre                   million                     million
              conversion)
------------  ----------- -------------  ------------  ------------  ----------

MobiFon       50%         800            7,000,000     980,000       980,000
                                         shares/$360                 shares/$50
                                         million                     milion
------------  ----------- -------------  ------------  ------------  ----------

Bulgaria Co.  40%         500            N/A           N/A           N/A
------------  ----------- -------------  ------------  ------------  ----------

The market value of the entire share capital of each of these calculated in accordance with section 14 are $700 million, $800 million and $500 million, respectively.

CLEARWAVE's Investee % is respectively 30%, 50% and 40% of each Investee Company (post performance Incentive).

PART 1

The Purchaser is offering to pay $1.0 billion for 100% of CLEARWAVE

The Proportion Appraised Value:

Czech Holdco:                30% x 700 =                          $210 million

MobiFon                      50% x 800 =                          $400 million
Bulgaria Co.:                49% x 500 =                          $200 million
                                                                  ____


Aggregate Proportional Appraisal Value is:                        $810 million


Relevant Percentage:

MobiFon                      $400/810 =                           49.38%

Relevant Value:

MobiFon:                     1 billion x 49.38% =                 $493.8 million

MobiFon per share price


                        = 493.81 million
                          ______________ (divided by) 7,000,000 = $141.09
                              0.5

PART 2

Using the base case exposed above, except that the FMV of Bulgaria Co. is minus 200.

The Purchaser is offering to pay $1.0 billion for 100% of CLEARWAVE.

This amount must be increased by the negative value of the Proportional Appraised Value:

Bulgaria Co.:                40% x 200 =                          $80 million

The Purchaser is deemed to be offering to pay $1.08 billion for 100% of CLEARWAVE

The Proportional Appraised Values:


Czech HoldCo.:               30% x 700 =                          $210 million
MobiFon:                     50% x 800 =                          $400 million
Bulgaria Co.:                40% x 200 =                          $0 million
                                                                  __


Aggregate Proportional Appraised Value is                        $610 million

Relevant Percentage:

MobiFon:                     $400/610 =                           65.57%

Relevant Value:

MobiFon:                     1.08 billion x 65.57% =              $708.20 million

MobiFon per share price:

                               708.16 million
                             = ______________ (divided by) 7,000,000 = $202.34
                                     0.5

PART 3

Using the base case exposed above, the Purchaser is offering to pay $100 Million for 10% of CLEARWAVE; before the sale TIWC Group owns 50% of CLEARWAVE.

Sold %   =                   10% (divided by) 50% =               20%

TIWC Group % = 10%

The number of shares to be sold by:

An Investor:                 20% x 980,000 =                      196,000 shares

And the purchase price for each share:

Total consideration  payable
by Purchaser divided by      $100 Million (divided by) 10% =      $1 Billion
TIW Group%:

The Proportional Appraised Values:

Czech HoldCo:                20% x 700 =                          $140 million
MobiFon:                     50% x 800 =                          $400 million
Bulgaria Co.:                40% x 500 =

Aggregate Proportional Appraised Value is:                        $740 million

Relevant Percentage:

MobiFon:                     $400/740 =                           54.05%

Capital Percentage:

Investor:                    Paid In capital on Qualifying MobiFon Shares
                             divided by aggregate paid in capital equity of
                             Mobifon

                             $50M (divided by) $360M = 13.89%

MobiFon per share price for Investor:


                        = 540.5 million
                          ______________ x 13.89% (divided by) 980,000 = $153.21
                              0.5


PART 4

Using the base case exposed above, the Public Sale provides for 10,000,000 shares of CLEARWAVE outstanding after the Public Sale (excluding the shares issued as part of the Public Sale but including the dilutive effect of the Shareholders' Resolution) at a price of $100.


Public Sale Share Capital:   10,000,000

Public Sale Consideration:   $100

CLEARWAVE Public Sale Total Price: 10,000,000 x $100  =          $1 billion

The Proportional Appraised Values:

Czech HoldCo:                30% x 700  =                         $210 million

MobiFon:                     50% x 800  =                         $400 million

Bulgaria Co.:                40% x 500  =                         $200 million
                                                                  ____


Aggregate Proportional Appraised Value is:                        $810 million

Relevant Percentage:

MobiFon:                     $400/810  =                          49.38%

Relevant Value:

MobiFon:                     $1 billion x 49.38%  =               $493.8 million


MobiFon per share price:


                        = 493.8 million
                          ______________ (divided by) 7,000,000 = $141.09
                              0.5

Public Sale Consideration on an IPO for each Investor, for each Qualifying Share, is 1.411 CLEARWAVE shares.

                                   SCHEDULE 2

                TERMS OF MOBIFON TAG-ALONG AND DRAG-ALONG RIGHTS

Terms not otherwise defined in this Schedule shall have the meaning ascribed to them in the Agreement. In this Schedule the following words and expressions have the following meanings:

"CHANGE OF CONTROL"           shall have occurred where, as a result of a
                              particular sale of MobiFon Shares, either (A) the TIW Group shall, either independently or pursuant to an agreement with other shareholders of MobiFon, no longer directly or indirectly possess either (i) the power, by contract or otherwise, to appoint or remove a majority of the members of the relevant board (and for this purpose the relevant board shall be the management board, supervisory board or other board of MobiFon that has the power and authority to appoint and remove senior management of MobiFon and to independently direct or cause the direction of management and policies of MobiFon), or (ii) the ownership of more than 45% (forty-five per cent) of the outstanding voting securities of MobiFon; or (B) the TIW
                              Group's direct and indirect interest in MobiFon falls to below 45% of the issued and outstanding equity shares of MobiFon.

"CONTROL CONFIRMATION"        means a certificate, duly executed by the chief
                              legal officer of TIWI and the chief executive officer or the chief financial officer of TIWI, in the form of Schedule 5 (as amended for the purposes of this Schedule 2) and accompanied with such relevant documentation as set out in such certificate, to the effect that following a MobiFon Partial Sale (as defined below), either
                              (A) the TIW Group will maintain Control over MobiFon either independently or pursuant to an enforceable agreement with other shareholders of MobiFon and, for this purpose, "Control" means the direct or indirect possession of either (i) the power, by contract or otherwise, to appoint or remove a majority of the members of the relevant board (and for this purpose the relevant board shall be the management board, supervisory board or other board of MobiFon that has the power and authority to appoint and remove senior management of MobiFon and to independently direct or cause the direction of management and policies of MobiFon), or (ii) the ownership of more than 45% (forty-five per cent) of the outstanding voting securities of MobiFon; or (B) a Change of Control of MobiFon has occurred;

The Obligors and EEIF agree as follows:

1 In the event that the TIW Group wishes to sell its MobiFon Shares pursuant to the terms of an offer (a "SHARE PURCHASE OFFER") (in accordance with the terms of the Contract of Association), from or to a proposed buyer (a "PROPOSED BUYER") to purchase all, but not less than all, of the MobiFon Shares held by the TIW Group, the Obligors shall comply with the following terms and conditions:

      1.1 TIW Group shall cause the Proposed Buyer to execute and deliver to EEIF a bona fide offer (a "TAG-ALONG OFFER") in writing to purchase from EEIF all, but not less than all, of the Qualifying MobiFon Shares, which Tag-Along Offer, if accepted, shall constitute a binding agreement enforceable in accordance with its terms against the Proposed Buyer; and

      1.2 the terms and conditions of the Tag-Along Offer (to be open for at least 14 days) shall be identical to the terms and conditions of the Share Purchase Offer and, without limiting the generality of the foregoing, the price per share offered by the Proposed Buyer for the Qualifying MobiFon Shares to be purchased by the Proposed Buyer pursuant to the Tag-Along Offer shall be identical to that offered by it for the MobiFon Shares to be purchased pursuant to the Share Purchase Offer.

2 Notwithstanding section 1 above, the Obligors agree that, should the TIW Group wish to sell all of the MobiFon Shares held by the TIW Group, it shall inform in advance EEIF of its intention and consult with EEIF. The TIW Group and EEIF will during such consultation seek in good faith to agree on the key terms of any such sale (including a range of acceptable prices and what liabilities are to be accepted in relation to the proposed sale but subject to section 2.3.3 above). If such agreement is reached within 14 days, then the Parties agree that the TIW Group will take the leadership in marketing (in consultation with EEIF) the sale of their MobiFon Shares as one block only and provided that neither the TIW Group nor EEIF is authorised to incur any obligation on behalf of the other Party and neither Party, acting reasonably, will be obliged to enter into any agreement without its consent. In the event that EEIF decides not to sell its Qualifying MobiFon Shares with those of the TIW Group, then the TIW Group shall be allowed to proceed alone in the marketing, and selling of its MobiFon Shares, subject to rights granted to EEIF under section 1 above and subject to the rights granted to the TIW Group under section 8 below.

3 If the TIW Group decides to sell MobiFon Shares representing less than all of its MobiFon Shares to a Proposed Buyer (a "MOBIFON PARTIAL SALE") and before any MobiFon Partial Sale may occur, the TIW Group shall deliver to EEIF a Control Confirmation. The TIW Group shall, however, be released from its obligation to deliver further Control Confirmations for any MobiFon Partial Sale after such time as the TIW Group has confirmed, in one or more previous Control Confirmation(s), that Changes of Control have occurred by reason of the events set forth in both (A) and (B) of the definition of "Change of Control" in this Schedule. The TIW Group shall ensure that no MobiFon Partial Sale shall take place unless either:

      3.1     EEIF has consented to such sale in writing, or

      3.2 A member of the TIW Group or the Proposed Buyer has made a legally binding offer (the "Partial Sale Offer") to buy such number of Qualifying MobiFon Shares on the terms set out herein and the Partial Sale Offer closes and is completed with respect to each such accepted offer simultaneously with the MobiFon Partial Sale, unless failure to complete is the fault of EEIF; or

      3.3 following such MobiFon Partial Sale the TIW Group will own more than 45% of the equity shares of MobiFon and there has been no Change of Control.

4 In the event of a Partial Sale Offer, EEIF shall have the right, for a period of 10 days from the date that it receives the Partial Sale Offer and a Control Confirmation (if applicable):

      4.1 if and when the Control Confirmation confirms that a Change of Control has occurred, to sell all its Qualifying MobiFon Shares in accordance with a Partial Sale Offer and the provision of paragraph 1 above shall apply mutatis mutandis to such proposed sale; or

      4.2 whether or not the Control Confirmation is delivered, or, if delivered, whether or not it confirms that a Change of Control has occurred, to sell part of its Qualifying MobiFon Shares in accordance with a Partial Sale Offer and the provision of paragraph 1 above shall apply mutatis mutandis to such proposed sale except that:

              the Partial Sale Offer to be made to EEIF shall be in respect of such number of Qualifying MobiFon Shares as is equal to "n" which is calculated as follows:

                    n = MobiFon Sold % x Number of Qualifying MobiFon Shares

                    where:

                    "NUMBER OF QUALIFYING MOBIFON SHARES" is the number of the outstanding Qualifying MobiFon Shares that EEIF owns at the relevant time; and

                    "MOBIFON SOLD %" is the percentage that the number of MobiFon Shares to be sold by the TIW Group is of the total outstanding MobiFon Shares then owned by the TIW Group.

5 Notwithstanding sections 3 and 4, the Obligors agree that should the TIW Group wish to sell some (but not all) of its MobiFon Shares in the circumstances described in sections 3 and 4 above, it shall inform in advance EEIF of its intention and consult with EEIF. TIWC and EEIF will during such consultation seek in good faith to agree on the key terms of any such sale (including a range of acceptable prices and what liabilities are to be accepted in relation to the proposed sale, subject to section
      2.3.3 of
      the Agreement). If such agreement is reached within 14 days, then the Parties agree that the TIW Group will take the leadership in marketing the sale of the MobiFon Shares and neither the TIW Group nor EEIF is authorised to incur any obligation on behalf of the other Party and neither party, acting reasonably will be obliged to enter into any agreement without its consent. Failure by EEIF to reach agreement with the TIW Group as aforesaid will entitle the TIW Group to sell alone such MobiFon Shares without EEIF benefiting from any Tag-Along rights hereunder.

6 The Obligors will procure that their Affiliates comply with the terms hereof as if named herein.

7 The provisions of this Schedule 2 shall not apply to any of the following events:

      7.1 a reduction in the TIW Group's holdings of MobiFon Shares as a result of (i) dilution from successive capital calls or from the exercise of options from MobiFon fairly disclosed in Schedule 3;
              (ii) the bona fide conversion (on arms' length terms) into equity of any securities or debt instruments; (iii) a transfer by the TIW Group of MobiFon Shares to its Affiliates (so long as the transferee remains an Affiliate) and (iv) the entering into by any member of the TIW Group of any pledge or other security interest by a bona fide creditor on the MobiFon Shares held by the TIW Group, (provided that any sale by a creditor of MobiFon Shares under such pledge or other security interest will be treated as a sale of MobiFon Shares hereunder); or

      7.2 if a sale of MobiFon Shares by TIW Group takes effect upon or after an IPO of MobiFon, provided that the TIW Group will ensure that upon an IPO the Qualifying MobiFon Shares will be Marketable Securities;

8     Drag-Along Rights

      8.1 In the circumstances described in paragraph 1 of this schedule, but subject to paragraph 8.2 below, the TIW Group may require EEIF to accept the offer to be made for its Qualifying MobiFon Shares under paragraph 1.1 (the "Drag-Along Offer") and to complete the sale of such shares under the Drag-Along Offer (provided the TIW Group and the Proposed Buyer as the case may be, are ready and able to comply with their obligations under any such offer and the TIW Group simultaneously completes the sale to which paragraph 1 refers).

      8.2     The requirement of EEIF to accept the offer as provided in section
              8.1 is subject to the Drag Along Offer providing for a consideration in cash or Cash Equivalent in Marketable Securities of the greater of:

              8.2.1 $48,000,000 (US Dollars forty-eight million); and

              8.2.2 an amount in US Dollars which will generate an IRR of 20% on the initial investment amounts (being the aggregate purchase price paid by EEIF for its Qualifying MobiFon Shares under clauses 4.1 and 4.2 of the SPA) from the date of disbursement of such initial investment amounts to the date that the sale of such Qualifying MobiFon Shares is to be completed in accordance with the terms of the Drag Along Offer, taking account of all dividends or other distributions received by EEIF (net of withholding taxes) during such period in respect of such Qualifying MobiFon Shares.

9. In the event that the Exit Agreement or any other agreement of similar effect entered into by a member of the TIW Group and ROMGSM Holdings Limited ("ROMGSM") in respect of the purchase of shares of CLEARWAVE or MobiFon after the date hereof (the " Relevant Agreements") provide for treatment of ROMGSM that is more favourable than the treatment provided for in this Schedule, the provisions of this Schedule shall be amended, mutatis mutandis, so that EEIF shall have the same or similar treatment, provided that nothing herein shall result in the loss of the TIW Group's rights under this Schedule.

                                   SCHEDULE 3

                              DISCLOSURE OF OPTIONS

The options set out in the Exit Agreement are deemed to be disclosed for the purposes of this Schedule 3.

                                   SCHEDULE 4

                              ADDRESSES FOR NOTICE

In the case of  EEIF, to:


                        Professor J H Bavincklaan 7
                        1183 AT Amstelveen,
                        The Netherlands

                        Tel:  +31 20 301 3602
                        Fax:  +31 20 301 3613
                        Attn: Antonie Schuller

                        With a copy to:

                        Emerging Markets Partnership (Europe) Limited 43-45 Portman Square
                        London WIH 6LY

                        Tel:  +44 20 7886 3600
                        Fax:  +44 20 7886 3639
                        Attn: Colin Hewett and John Taylor

In the case of the ClearWave Holdings, to:

                        Clearwave Holdings B.V.
                        World Trade Center Strawinskylaan 707
                        Amsterdam 1077XX
                        The Netherlands

                        Tel:  +31 20 305 0982
                        Fax:  +31 20 305 0989
                        Attn: Managing Director

                        With a copy to:

                        Telesystem International Wireless Inc.
                        1000 de la Gauchetiere Street West, 16th Floor Montreal, Quebec
                        Canada H3B 4W5

                        Tel:  +1 514 673 8497
                        Fax:  +1 514 673 8314
                        Attn: General Counsel

In the case of ClearWave, to:

                        ClearWave N.V.
                        World Trade Center Strawinskylaan 707
                        Amsterdam 1077XX
                        The Netherlands

                        Tel:  +31 20 305 0982
                        Fax:  +31 20 305 0989
                        Attn: Managing Director

                        With a copy to:

                        Telesystem International Wireless Inc.
                        1000 de la Gauchetiere Street West, 16th Floor Montreal, Quebec Canada H3B 4W5

                        Tel:  +1 514 673 8497
                        Fax:  +1 514 673 8314
                        Attn: General Counsel


In the case of TIWC, to

                        World Trade Center Strawinskylaan 707
                        Amsterdam 1077XX
                        The Netherlands

                        Tel:  +31 20 305 0982
                        Fax:  +31 20 305 0989

                        Attn: Managing Director

                        With a copy to:

                        Telesystem International Wireless Inc.
                        1000 de la Gauchetiere Street West, 16th Floor Montreal, Quebec Canada H3B 4W5

                        Tel:  +1 514 673 8497
                        Fax:  +1 514 673 8314
                        Attn: General Counsel



In the case of TIWI:

                        Telesystem International Wireless Inc.
                        1000 de la Gauchetiere Street West, 16th Floor Montreal, Quebec Canada H3B 4W5

                        Tel:  +1 514 673 8497
                        Fax:  +1 514 673 8314
                        Attn: General Counsel

                                   SCHEDULE 5

                    FORM OF CONTROL CONFIRMATION CERTIFICATE

Date:

TO:   EEIF MELVILLE B.V.
      Professor J H Bavincklaan 7
      1183 AT Amstelveen,
      The Netherlands

      Tel: +31 20 301 3602
      Fax: +31 20 301 3613

      Attn: Antonie Schuller

 Dear Sirs:

            RE: PROPOSED CLEARWAVE PARTIAL SALE

Reference is hereby made to that certain Exit Deed (the "Exit Deed") executed between you and, inter alia, Telesystem International Wireless Inc. ("TIWI") on 2003. Terms not otherwise defined in this Certificate shall have the meaning ascribed to them in the Exit Deed.

TIWI hereby informs you that a CLEARWAVE/MobiFon Partial Sale may occur.

               [Insert details of CLEARWAVE/MobiFon Partial Sale]

The undersigned are (i) the [insert title of chief legal officer] a barrister and solicitor qualified in the provinces of Quebec and Ontario, Canada and (ii) the [Chief Executive Officer/Chief Financial Officer] of TIWI and are duly authorized to make the following certificate on behalf of TIWI and have made such inquiries as they consider necessary or appropriate.

              [Insert one or more of A, B, C, or D as applicable]

A. [As a result of the above-mentioned CLEARWAVE/MobiFon Partial Sale, the TIW Group shall, either independently or pursuant to an agreement with other shareholders of CLEARWAVE/MobiFon, no longer directly or indirectly possess either (i) the power, by contract or otherwise, to appoint or remove a majority of the members of the relevant board (and for this purpose the relevant board shall be the management board, supervisory board or other board of CLEARWAVE/MobiFon that has the power and authority to appoint and remove senior management of CLEARWAVE/MobiFon and to independently direct or cause the direction of management and policies of CLEARWAVE/MobiFon), or (ii) the ownership of more than 50% (fifty per cent) of the
      outstanding voting securities of CLEARWAVE/ 45% (forty-five per cent) of the outstanding voting securities MobiFon.] [To include the following language if applicable: Attached are true and complete copies of the arrangements, if any, evidencing that the events in (i) and/or (ii) above have occurred.]

B. [As a result of the above-mentioned CLEARWAVE/MobiFon Partial Sale, the TIW Group's direct and indirect interest in CLEARWAVE/MobiFon shall fall to below 50% plus one of the issued and outstanding equity securities of CLEARWAVE/ 45% of the issued and outstanding equity securities of MobiFon.]

C. [After the completion of the above-mentioned CLEARWAVE/MobiFon Partial Sale, the TIW Group will maintain Control over CLEARWAVE/MobiFon through the direct or indirect ownership of more than 50% (fifty per cent)/45% (forty-five per cent) of the outstanding voting securities of CLEARWAVE/MobiFon.]

D. [After the completion of the above-mentioned CLEARWAVE/MobiFon Partial Sale, the TIW Group will maintain Control over CLEARWAVE/MobiFon either independently or pursuant to an enforceable agreement with other shareholders of CLEARWAVE/MobiFon and, for this purpose, "Control" means the direct or indirect possession of the power, by contract or otherwise, to appoint or remove a majority of the members of the relevant board (and for this purpose the relevant board shall be the management board, supervisory board or other board of CLEARWAVE/MobiFon that has the power and authority to appoint and remove senior management of CLEARWAVE/MobiFon and to independently direct or cause the direction of management and policies of CLEARWAVE/MobiFon). Attached are true and complete copies of all arrangements, understandings and agreements between the TIW Group and third parties that evidence such power.]

AND we have signed, this day of   ,   .





[Signature block]

EXECUTED and DELIVERED                  )
as a DEED for and on behalf of          )
EEIF MELVILLE B.V..                     )

EXECUTED and DELIVERED                  )
as a DEED for and on behalf of          )
CLEARWAVE HOLDINGS B.V.                 )

EXECUTED and DELIVERED                  )
as a DEED for and on behalf of          )
CLEARWAVE N.V.                          )

EXECUTED and DELIVERED                  )
as a DEED for and on behalf of          )
TELESYSTEM INTERNATIONAL                )
WIRELESS CORPORATION NV.                )

EXECUTED and DELIVERED                  )
as a DEED for and on behalf of          )
TELESYSTEM INTERNATIONAL                )
WIRELESS INC.                           )

Copy to:

         Emerging Markets Partnership (Europe) Limited
         43-45 Portman Square
         London WIH 6LY

         Tel:  +44 20 7886 3600
         Fax:  +44 20 7886 3639
         Attn: Colin Hewett and John Taylor